Exhibit 8.1

September 5, 2018

Skagit Bancorp, Inc.

323 East Fairhaven Avenue

Burlington, Washington 98233

Ladies and Gentlemen:

We have acted as counsel to Skagit Bancorp, Inc., a Washington corporation (“Skagit”), in connection with the proposed merger (the “Merger”) of Skagit with and into Banner Corporation, a Washington corporation (“Banner”), with Banner as the surviving corporation, pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of July 25, 2018, between Skagit and Banner.  At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (the “Prospectus”), we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, and the Prospectus.

In addition, we have assumed (without any independent investigation or review) that the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party).

If the Merger is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we confirm that the discussion in the Prospectus under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” to the extent it consists of statements of law and legal conclusions, and subject to the limitations and conditions set forth herein and therein, is a materially accurate description of the United States federal income tax consequences of the Merger to U.S. holders (as such term is defined in the Prospectus).

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service or United States Treasury Department, and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform Banner or Skagit of any such change or inaccuracy that may occur or come to our attention after the date of this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MILLER NASH GRAHAM & DUNN LLP

MILLER NASH GRAHAM & DUNN LLP